EXHIBIT 99.1

Sevcon Reports Financial Results for Second Quarter Fiscal 2016

SOUTHBOROUGH, Mass., May 16, 2016 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the second quarter of fiscal 2016 ended April 2, 2016.

Second-Quarter Fiscal 2016 Results Summary

  Revenues increased to $13.2 million, from $10.3 million in the second quarter of fiscal 2015, a 28% increase that reflected the acquisition of Bassi, a manufacturer of battery chargers located in Lugo, Italy, on January 29, 2016. Revenues included sales of $4.0 million by Bassi for the two months of February and March 2016. Excluding Bassi, sales were $1.1 million lower than the prior-year period, reflecting continued weakness on the industrials side of the business as a result of macro-economic conditions, partially offset by growth in the aerial work platform and airport ground support categories. Foreign currency fluctuations decreased reported sales in the second fiscal quarter by $253,000, or 2.4%, mainly due to a stronger U.S. Dollar compared with both the British Pound and the Euro than in the prior-year period.
  There was an operating loss of $1.67 million after charging $1.1 million in acquisition costs associated with Bassi. The Bassi charger division contributed $0.3 million to operating profit in the period. Losses were recorded in both the controls and capacitor divisions due to the sales shortfall year-on-year and continued investment in sales and research and development to capitalize on the many opportunities related to the global demand for electrification.
  The Company recorded an interest expense charge in the quarter of $109,000 that included interest due on the loan facility used to fund the cash element of the Bassi acquisition.
  There was an income tax benefit of $90,000 in the second quarter of fiscal 2016, compared with a charge of $65,000 in the year-earlier quarter.
  The net loss attributable to common stockholders was $1,692,000, or $0.43 per share, after a preferred stock dividend of $122,000 or $0.03 per share, compared with net income of $539,000, or $0.16 per share, a year earlier.
  We were awarded a multi-year, multi-million dollar contract by a manufacturer of performance cars in the quarter from which we recognized engineering services revenue using a “percentage of completion” accounting method. Engineering services in total represented 7% of revenue during the quarter, including this contract award. The contract is for the development of the controller to allow electrification of the drive system. The contract covers engineering time and materials and is likely to last four years. The customer has provided a follow-on non-binding production forecast that contemplates up to $41 million in product purchases over a five year period following successful completion of the development phase; i.e., commencing in 2020. This contract award is the latest in a series of on-road design wins which demonstrates the power of our Gen5 platform and Sevcon’s proven on-road experience.

Six Month Fiscal 2016 Results Summary

  Revenues were $22.3 million, compared with $20.3 million in the first six months of fiscal 2015. Excluding the sales recorded in the Bassi charger division in the second quarter, sales in the controls and capacitor divisions were $2.0 million lower than in the prior-year period, reflecting lower demand in the industrials side of the business. Foreign currency fluctuations decreased reported sales in the first half of the year by $566,000, or 3%, mainly due to a stronger U.S. Dollar compared with both the British Pound and the Euro than in the prior-year period.
  There was an operating loss of $1.5 million, after charging $1.4 million in acquisition costs associated with Bassi, compared with operating income of $956,000 in the first six months of last year. Excluding the one-time acquisition costs and $0.3 million of operating contribution generated by the newly acquired Bassi division, there was an operating loss of $0.4 million recorded by the controls and capacitor divisions, largely reflecting the $2.0 million of lower sales year-on-year in those divisions.
  The Company recorded an interest expense charge in the first six months of 2016 of $131,000 that included interest due on the loan facility used to fund the cash element of the Bassi acquisition.
  There was an income tax benefit of $79,000 in the first six months of 2016, compared with a charge of $105,000 in the same period last year.
  The net loss attributable to common stockholders was $1,683,000, or $0.45 per share, after a preferred stock dividend of $234,000, or $0.06 per share, compared with net income of $710,000, or $0.21 per share, for the first six months of fiscal 2015.

Management Comments

“We reported strong revenue growth in the second fiscal quarter due to the acquisition of Bassi, which more than offset slower sales of our traditional controllers and capacitors,” said Sevcon Chief Executive Officer Matt Boyle. “The lower traditional sales were due to continued weakness on the industrial side of the business as a result of macro-economic conditions and customers reducing inventory. In addition, we reported lower sales for on-road applications due to reduced demand from US customers and lower revenue from engineering services compared with a year ago.”

“Our Bassi acquisition performed excellently and ahead of our expectations and the integration is proceeding well. Bassi reported $4 million in sales since the January 29 acquisition, representing record months for the business. Adding Bassi’s state-of-the-art battery charging technology and power management capabilities to Sevcon’s advanced control technologies significantly strengthens our ability to deliver the more integrated solutions that our markets and our customers are demanding.”

“The multi-year on-road design contract that we secured from an automotive manufacturer is one of several similar design wins that give us confidence for significant sales growth in the future.”

“We expect continued growth from Bassi throughout the year, and we are taking steps to increase production and accelerate that growth even further. While our on-road business will continue to be lumpy in the immediate future, our robust sales pipeline portends well for the long-term. We expect our industrial sales to stabilize and begin to improve in the second half of the year after customers work through excess inventory. We are executing well on our strategy to capitalize on the many opportunities related to the global demand for electrification, and we look forward to making further progress as we proceed in fiscal 2016,” concluded Boyle.

Second-Quarter Fiscal 2016 Conference Call Details

Sevcon has scheduled a conference call to review its results for the second quarter tomorrow, May 17, 2016 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company’s website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

Second-Quarter Fiscal 2016 Financial Highlights
(In thousands except per-share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	April 2,	Apr 4,	April 2,	Apr 4,
	2016	2015	2016	2015

Revenues	$13,181	$10,340	$22,296	$20,273
Gross Profit	4,123	4,561	8,238	8,570
Selling, general and administrative and research and development expense	(4,692)	(3,887)	(8,312)	(7,614)
Acquisition costs	(1,101)	-	(1,417)	-
Operating (loss) income	(1,670)	674	(1,491)	956
Interest expense	(109)	(14)	(131)	(40)
Interest income	4	11	12	16
Foreign currency gain (loss)	106	235	35	279
Change in value of cash flow hedges	-	(200)	-	(200)
(Loss) income before income taxes	(1,669)	706	(1,575)	1,011
Income taxes benefit (provision)	90	(65)	79	(105)
Net (loss) income	(1,579)	641	(1,496)	906
Net loss attributable to non-controlling interest	9	12	47	29
Net (loss) income attributable to Sevcon, Inc. and subsidiaries	(1,570)	653	(1,449)	935
Series A Preference Share dividends	(122)	(114)	(234)	(225)
Net (loss) income attributable to common stockholders	(1,692)	539	(1,683)	710
Basic (loss) income per share	$(0.43)	$0.16	$(0.45)	$0.21
Diluted (loss) income per share	$(0.43)	$0.14	$(0.45)	$0.19
Average shares outstanding - Basic	3,911	3,466	3,709	3,446
Average shares outstanding - Diluted	3,974	4,912	3,791	4,903

Summarized Balance Sheet Data

	(in thousands of dollars)
	April 2,	September 30,
	2016	2015
	(unaudited)	(derived from audited statements)

Cash and cash equivalents	$6,726	$8,048
Receivables	10,988	9,462
Inventories	13,256	6,790
Prepaid expenses and other current assets	3,673	3,581
Total current assets	34,643	27,881
Intangible assets	10,505	-
Goodwill	8,835	1,435
Other long-term assets	8,479	6,300
Total assets	$62,462	$35,616

Current liabilities	$11,953	$8,357
Liability for pension benefits	11,428	10,963
Long-term debt and other long-term liabilities	20,094	500
Stockholders’ equity	18,950	15,712
Non-controlling interest	37	84
Total liabilities and stockholders’ equity	$62,462	$35,616

About Sevcon, Inc.

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s recently acquired Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Visit www.sevcon.com and www.bassi-srl.eu.

Forward-Looking Statements

Statements in this release about the Company’s anticipated financial results and growth, as well as those about the development of its products and markets, including without limitation statements about the benefits that may be obtained from certain customer contracts, are forward-looking statements that are based on management’s present expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause these statements not to be realized include that we may not be able to successfully integrate and manage the Bassi business, the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers may decide not to commence production, and the markets for the particular vehicles may not develop as the manufacturers hope. Additional important factors are set forth under “Risk Factors” and elsewhere in the Forms 10-K and 10-Q we file with the SEC.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@Sevcon.com